SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is entered into as of August 30, 2019, by and between Terence R. Rogers ("Employee") and Roadrunner Transportation Systems, Inc., a Delaware corporation ("Employer" and collectively with Employee, the "Parties").

RECITALS

A. Employee and Employer are parties to an Employment Agreement dated as of May 22, 2017 ("Employment Agreement") and a Supplemental Pay Agreement dated July 18, 2018 ("Supplemental Pay Agreement"), which set forth the terms of Employer's employment of Employee.

B. Employee will separate from employment and all other positions with Employer, except as expressly set forth herein, effective August 30, 2019.

C. The Parties wish to conclude their employment relationship amicably and provide for certain post-employment benefits as set forth in the Supplemental Pay Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. Termination of Current Employment Relationship. Employee's current employment with Employer will terminate effective August 30, 2019 ("Separation Date"). Employee hereby resigns from all positions, including any officer or director positions, Employee holds with Employer or any of the other Released Persons and Entities (defined below) as of the Separation Date.

2. Payment and Benefits. Employee will be paid wages earned through the Separation Date and any earned but unused PTO consistent with Employer's existing policies, regardless whether Employee signs this Agreement. No other amounts are due and owing or will be paid to Employee other than those contained within this Agreement.

3. Release. Employee does hereby fully and forever discharge and release Employer, its direct and indirect parent companies, subsidiaries, and corporate affiliates, and each of such entities' owners, stockholders, officers, directors, agents, employees, representatives, attorneys, benefits plans, benefits plan fiduciaries, trustees, insurers, predecessors, successors, heirs and assigns (collectively, "Released Persons and Entities") from any and all actions, causes of action, charges, complaints, claims, attorneys' fees, demands, damages, costs, expenses or compensation of any kind or character whatsoever which Employee has, had or might have been able to assert or claim based on any action, omission or conduct of any kind, known or unknown, from the beginning of time up to the date on which Employee signs this Agreement. By way of example only and without in any way limiting the generality of the foregoing language, Employee's release shall include any claims for relief or causes of action under the Age Discrimination in Employment Act, as amended, 29 U.S.C. sec. 621, et seq., including the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. sec. 2000e, et seq.; the Americans With Disabilities Act of 1991, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. secs. 791, 793 and 794; the Worker Adjustment and Retraining Notification Act; the Civil Rights Enforcement Statutes, 42 U.S.C. secs. 1981 through 1988; Employee Retirement Income Security Act of 1974, 29 U.S.C. sec. 1001, et seq.; the National Labor Relations Act; 29 U.S.C. sec 151, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Sherman Act, as amended, 15 U.S.C. §1 et seq.; the Clayton Act, as amended, §15 U.S.C. §12 et seq.; the Illinois Human Rights Act; and any other federal, state or local statute, ordinance, or regulation and, in addition, from any claims, demands, or actions brought on the basis of alleged wrongful or retaliatory discharge, breach of an implied or express contract, misrepresentation,

defamation, interference with contract or intentional or negligent infliction of emotional distress, damage to business or professional reputation, conspiracy, negligence, invasion of privacy, or any other tort, contract or common law claim. Employee intends in executing this Agreement that it shall be effective as a bar to each and every claim, demand, and cause of action Employee may have at the time of the execution of this Agreement. Employee further understands, acknowledges and agrees that, by signing this Agreement, Employee is giving up all rights which Employee or Employee's successors, assigns, spouse, children or any other third party may have to bring a claim or cause of action arising out of or related to Employee's employment or employment separation, and that Employee voluntarily does so.

This Agreement shall serve as a bar to any claims relating to the matters generally and specifically released above, except it shall not prohibit Employee from filing a charge with, communicating truthful information to, or cooperating in an investigation by the Equal Employment Opportunity Commission ("EEOC") or any other U.S. governmental agency with jurisdiction over the Employer; provided, however, that Employee waives any monetary remedy or other individual relief he might otherwise obtain from such charge, communication, or cooperation.

Employee represents and warrants that, as of the date he signs this Agreement, Employee has not (a) filed any administrative charge or complaint or brought any lawsuit against Employer or any of the other Released Persons and Entities; or (b) assigned or transferred to any other person or entity any claims being released by this Agreement. Employee shall indemnify and hold the Released Persons and Entities harmless from all loss, cost, or expense, including attorneys' fees, arising out of or related to any breach of these representations and warranties.

Employee acknowledges and agrees that, as of the date he signs this Agreement, Employee has not suffered any unreported on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total. This Agreement does not waive or release any right or claim(s) that Employee may have which arises after execution of this Agreement by Employee, for breach of this Agreement, or which cannot be waived by law.

4. Return of Employer Documents and Property. Employee agrees that, not later than the Separation Date, Employee will turn over to Employer all files, memoranda, records, and other documents (including any of the foregoing which are electronically stored), and any physical or personal property (including, but not limited to, keys, company credits cards, computers, etc.) which Employee received from Employer and which are the property of Employer.

5. Non-Disparagement. Employee agrees that Employee will not communicate, in any manner, anything negative regarding the Released Persons and Entities. However, this Paragraph shall not prevent Employee from responding candidly to any subpoena or as otherwise compelled by law, or engaging in communication that is protected by law. This is not a restriction on statements Employee has a legally protected right to make, such as to the EEOC. Employee agrees that in response to any request for a reference, Employer will only confirm dates of employment and position held.

6. Restrictive Covenants. Employee agrees that he continues to be bound by the non-competition and other restrictive covenants set forth in Section 5 of the Employment Agreement.

7. Enforcement. This Agreement does not bar actions or proceedings instituted for the sole purpose of enforcing the provisions of this Agreement.

8. Non-Admission. Employer's or Employee's participation in this Agreement is not to be construed as an admission of any wrongdoing or liability whatsoever by or on behalf of either Party. This Agreement is intended for the sole purpose of resolving any issues between the Parties concerning Employee's employment and separation of employment from Employer. It is not intended for any other purpose and shall not be used by any other party for another reason.

9. Confidentiality. Employee shall not disclose the existence of or the terms of this Agreement to any third party (except Employee's spouse) without the written consent of Employer, except for the purpose of enforcing this Agreement, for the purpose of consulting with an attorney or accountant for legal or tax advice concerning this Agreement, or pursuant to legal process or as otherwise required by law, rule or regulation.

10. Waiver of Future Employment. Employee agrees that Employee's employment with Employer has ended, and Employee acknowledges that Employee has received all wages, compensation, benefits, and other amounts to which Employee was entitled because of Employee's employment with Employer. Employee affirmatively represents that Employee has no interest in returning to employment with Employer (or any of the Released Persons and Entities), and Employee understands that Employer (and the Released Persons and Entities) has made the determination that Employee is not eligible for rehire. Employee therefore agrees that Employee will not apply or reapply for employment, reemployment, or reinstatement with Employer (or any of the Released Persons and Entities), and Employee waives any right to seek such employment, reemployment, or reinstatement. Employee further agrees that the execution of this Agreement is good and sufficient cause for Employer and the Released Persons and Entities to reject any such application for employment, reemployment, or reinstatement.

11. Payment and Benefits.

(a) If Employee signs this Agreement, does not revoke it, and continues to comply with the covenants set forth in Section 5 of the Employment Agreement, per the terms of the Supplemental Pay Agreement, Employer agrees to pay Employee his present base salary for twelve (12) months following the Separation Date, pursuant to Employer's normal payroll procedures, with the first such installment payment to be made on the first regular payroll date which is at least ten days after the Effective Date (as defined below).

(b) If Employee signs this Agreement, does not revoke it, and continues to comply with the covenants set forth in Section 5 of the Employment Agreement, per the terms of the Supplemental Pay Agreement, Employer agrees to pay Employee a single-sum amount equal to the premiums that the Employee would have to pay (based upon the COBRA premiums being charged under the Employer's health plan as of the Separation Date) if the Employee had elected to continue the health insurance coverage that the Employee was receiving under the Employer's group health plan immediately prior to the Separation Date for a period of twelve (12) months after the Separation Date. The lump sum payment shall be made on the first regular payroll date which is at least ten days after the Effective Date (as defined below).

(c) Payments under this Paragraph 11 above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon (1) the Employee's execution of this Agreement within twenty-one (21) days of the Employer's delivery to the Employee of same, (2) Employee not revoking this Agreement, and (3) Employee's continued compliance with the Employee's covenants set forth in Section 5 of the Employment Agreement. Any payments due to the Employee under this Paragraph 11 shall be forfeited if the Employee breaches his covenants set forth in Section 5 of the Employment Agreement or fails to meet any of the other conditions to such payments set forth in this Paragraph 11.

12. Separability; Choice of Law; Forum; Jury Trial Waiver. Each provision of this Agreement is separate and severable. If any provision of this Agreement is held invalid by any court, agency or tribunal, that provision shall be modified to the minimum extent necessary to make it valid, and shall not impair the validity of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall be interpreted in accordance with the laws of the State of Delaware, not including its choice of laws provisions. The Parties submit to the exclusive jurisdiction and venue of the state of federal courts located within the state of Delaware. **EACH PARTY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY PROCEEDING ARISING UNDER OR RELATED TO THIS AGREEMENT.**

13. Entire Understanding. This Agreement constitutes the entire understanding between the Parties concerning Employee's employment and/or separation of employment with Employer and its related entities, and supersedes all prior agreements, representations, practices, and understandings between the Parties, including without limitation, any prior employment agreement Employee may have had with Employer

or any of its related entities, the provisions of any personnel documents, handbooks or policies and any prior customs or practices of Employer with respect to business, severance pay, fringe benefits, or otherwise; provided, however, that Employee's covenants in Section 5 of the Employment Agreement shall survive this Agreement and remain in full force and effect.

14. Employee acknowledges that:

(a) Employee has read this Agreement, understands its contents and agrees to its terms and conditions of Employee's own free will;

(b) Employee is hereby advised by Employer to consult with an attorney prior to signing this Agreement, has been advised in writing to do so, and has had the opportunity to do so;

(c) Employee understands that the Agreement includes a final general release and that Employee can make no further claims against the Released Persons and Entities in connection with the events described in the release;

(d) Employee has been given twenty-one (21) days to consider whether to accept and sign this Agreement;

(e) Employee has seven (7) days after signing the Agreement within which to revoke acceptance of it, by sending a written document stating that Employee wishes to revoke acceptance of this Agreement to Curtis W. Stoelting, Chief Executive Officer, Roadrunner Transportation Systems, 1431 Opus Place, Suite 530, Downers Grove, IL 60515; and

(f) This Agreement will not become effective or enforceable (the "Effective Date") until the expiration of the revocation period referenced in Paragraph 14(e).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as the Effective Date.

August 30, 2019

TERENCE R. ROGERS Date

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By: 8/30/19

Curtis W. Stoelting, Chief Executive Officer Date

SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE